CONTACTS:

Steve Handy, Vice President Corporate Controller
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A Reports 22% Increase in Third Quarter Revenues

•	Company Generates Record Revenues for the Period of $19.7 Million

•	Operating Income Increases 39%; EPS Grows 50% to $0.12 Per Share

•	Share Buyback Authorization Increased

NEWPORT BEACH, Calif., October 13, 2005 — SM&A (Nasdaq: WINS) today announced record revenues for the third quarter ended September 30, 2005 of $19.7 million, a 22% increase over the $16.1 million reported for the corresponding period of 2004. Operating income grew 39% to $3.8 million compared with $2.7 million for the third quarter of 2004 and net income grew 53% to $2.6 million or $0.12 per diluted share, compared with $1.7 million, or $0.08 per diluted share for the quarter ended September 30, 2004.

For the nine months ended September 30, 2005, revenue increased 19% to $60.2 million from $50.7 million reported for the nine months ended September 30, 2004. Operating income for the first nine months of 2005 was $11.6 million compared with $11.0 million for the first nine months of 2004 and net income was $7.6 million compared with $6.9 million for the comparable period of 2004. Earnings per diluted share for the first nine months of 2005 were $0.36 compared with $0.32 for the same period one year ago.

Third Quarter Highlights

•	Competition management represented 60% of total revenue while performance assurance represented 40%.

•	Added five new customers; four in industries outside of the Company’s traditional aerospace and defense concentration. Year-to-date, 20 new customers have been added; 13 in industries outside aerospace and defense.

•	Non aerospace and defense revenue was 33% of total revenue.

•	Cash and cash equivalents increased 51% year-over-year to $27.4 million.

•	Share repurchase authorization increased to $20 million from $12 million

Commenting on the results, Steven Myers, Chairman and CEO said, “We achieved record third quarter revenues through the continued expansion of our core business, new customer growth and increasing customer diversification. The 22% increase in our third quarter revenue resulted primarily from a 39% increase in revenues from our non-aerospace and defense clients as we continued to penetrate existing and new accounts with our competition management services. At the same time, our aerospace and defense business grew 16% and represented 67% of total revenue during the quarter.

“We also continued to diversify our customer base with five new accounts, and year to date we have added 20 new accounts,” continued Mr. Myers. “Our improved professional sales organization, which is structured to execute and be accountable for its performance, continues to be the single most important driver behind our recent growth trends and increasingly diversified customer base. Recently, we’ve further enhanced the sales organization through the creation of practice leadership positions for our competition management and performance assurance businesses. The practice leaders have been charged with building thought leadership on current and future services offered by SM&A, providing sales support to our account executives, and working with our professional services team to continuously insure practice service quality. We’ve appointed Rick Hazen, a 6-year veteran of SM&A to the position of Senior Vice President, Competition Management Practice Leader, and Kevin Reiners, formerly vice president of finance and business operations for Lockheed Martin Space Systems Company, to the position of Senior Vice President, Performance Assurance Practice Leader, and look forward to working with them to expand our long term opportunities,” concluded Mr. Myers.

Commenting on the financial results, Cathy McCarthy, Chief Financial Officer stated, “We generated improved operating efficiencies during the quarter, which resulted in a 50% increase in earnings per share. Our gross margin for the third quarter was 42% compared with 44% in the corresponding period of 2004,” continued Ms. McCarthy. “The lower gross margin resulted from a planned increase in our sales compensation expense as a percentage of revenue which we implemented at the beginning of calendar year 2005, and our travel expenses associated with delivering our services increased slightly over the same period of the prior year. Lastly, the gross margin was also impacted by the change in our contract mix within our performance assurance revenues. During 2005, the majority of our growth in performance assurance has been generated by a couple of customers who entered into multi-year agreements several years ago. These customers are utilizing the legacy agreements, which have lower billing rates, resulting in some downward pressure on our performance assurance margins. Balancing the decline in gross margin was a decline in SG&A as a percentage of revenue to 23% compared with 27% for the third quarter of 2004. SG&A expense is within our full year SG&A guidance of approximately 23% of revenues,” she added.

During the third quarter, the Company repurchased 22,000 shares at a cost of $194,000. As of September 30, 2005, SM&A has repurchased 1,072,495 shares at a cost of $8.3 million. Despite this program, cash and cash equivalents balance increased to $27.4 million, an increase of 24% from December 31, 2004. Approximately $3.7 million of the Board of Directors’ original share repurchase program remains available. In addition, the Board of Directors has authorized an increase in the share repurchase program from $12 million to $20 million.

Outlook

The Company expects full year 2005 revenue of approximately $80 million, compared with $69 million reported for the full year 2004. Full year 2005 gross margins are expected to be approximately 43%, and net income is expected to be between $0.45 and $0.47 per diluted share.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Thursday, October 13, 2005 to discuss the Company’s third quarter 2005 financial results. To participate, callers please dial (800) 218-4007 or (303) 262-2194 approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11040334#. The call replay will be available for seven days.

About SM&A
SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management support services that enhance client’s ability to perform profitably on the programs they’ve won. Since 1982, SM&A has managed in excess of 1,000 proposals worth more than $312 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

The statements in this press release that refer to expectations for the remainder of fiscal year 2005, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30	December 31	2004
	2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$27,413	$22,148
Accounts receivable, net .	15,473	13,198
Prepaid expenses and other current assets	758	252
Deferred income taxes .	356	539
Total current assets .	44,000	36,137
Fixed assets, net .	2,331	1,037
Other assets	170	209

	$46,501	$37,383

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable .	$892	$1,192
Accrued compensation and related benefits .	3,847	1,793
Income taxes payable .	439	565
Net liabilities of discontinued operations .	422	727
Total current liabilities .	5,600	4,277
Deferred income taxes .	442	242
Other liabilities .	531	173

Total liabilities .	6,573	4,692
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock	—	—
Common stock	50,387	50,781
Accumulated deficit .	(10,459)	(18,090)

Total shareholders’ equity .	39,928	32,691

	$46,501	$37,383

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

Three Months Ended September 30,	Nine months Ended September 30,

	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$19,678	$16,078	$60,184	$50,724
Cost of revenue	11,471	9,003	34,577	27,817

Gross margin	8,207	7,075	25,607	22,907
Selling, general and administrative expenses	4,438	4,359	14,017	11,937

Operating income	3,769	2,716	11,590	10,970
Interest income, net	158	39	361	117

Income before income taxes	3,927	2,755	11,951	11,087
Income tax expense	1,369	1,088	4,320	4,197

Net income	$2,558	$1,667	$7,631	$6,890

Net income per share:
Basic	$0.13	$0.08	$0.37	$0.34
Diluted	$0.12	$0.08	$0.36	$0.32
Shares used in calculating net income per share:
Basic	20,432	20,512	20,356	20,484
Diluted	20,870	21,492	20,942	21,638